Exhibit 99 (a)

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACHIEVES RECORD SECOND QUARTER RESULTS
—Raising Estimates for the Second Half of 2008—

Paoli, PA, July 21, 2008 – AMETEK, Inc. (NYSE: AME) today announced second quarter results that established second quarter records for sales, operating income, net income and diluted earnings per share.

AMETEK’s second quarter 2008 sales of $648.8 million were up 25% over the same period of 2007. Operating income for the second quarter of 2008 was $114.1 million, an 18% increase from the $96.6 million recorded in the same period of 2007. Net income in the second quarter of 2008 increased 13% to $65.8 million, or $0.61 per diluted share, from the second quarter 2007 level of $58.0 million, or $0.54 per diluted share.

This year’s second quarter earnings include an after-tax, non-cash, charge of $7.3 million or $0.07 per diluted share related to the performance-based accelerated vesting of restricted stock. Performance-based vesting occurred as a result of the stock price doubling in the three years since the issue of the grant, reflecting the significant value created for AMETEK shareholders.

Excluding this charge, operating income would have been $121.9 million, or 18.8% of sales, up 26% over the $96.6 million or 18.6% of sales reported in the second quarter of 2007. Similarly, net income would have increased 26% to $73.1 million and diluted earnings per share would have been $0.68, up 26% over the same period of last year.

“AMETEK had an outstanding quarter which exceeded our expectations,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Excellent internal growth, combined with the contributions from acquired businesses enabled us to grow the top-line by 25%. We delivered strong growth in earnings, driven by the top-line growth and our operational excellence initiatives,” he commented.

Operating cash flow was excellent, totaling $142 million in the first half of 2008, up 18% from last year’s first half.

For the first half of 2008, AMETEK sales increased 23% to $1.26 billion from $1.02 billion in the same period of 2007. Operating income totaled $230.3 million, a 23% increase from $186.5 million earned in the first half of last year. Net income for the first half of 2008 was $132.2 million, up 21% from $108.9 million in the same period of 2007. Diluted earnings per share were $1.23 for the first half of 2008, up 21% from $1.02 per diluted share in the first half of 2007.

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AMETEK ACHIEVES RECORD SECOND QUARTER RESULTS

Excluding the charge related to the accelerated restricted stock vesting noted above, operating income for the first half of 2008 would have totaled $238.1 million, or 18.9% of sales, up 28% over the $186.5 million, or 18.2% of sales, reported in the same period of 2007. Similarly, net income would have been up 28% to $139.5 million and diluted earnings per share would have been $1.30, up 27% over the same period of 2007.

Electronic Instruments Group (EIG)
For the 2008 second quarter, EIG sales increased 22% to $343.1 million. Operating income was $78.1 million, compared with $62.2 million in the second quarter of 2007, an increase of 26%. Operating margins for the quarter improved to 22.8%, from 22.1% in the second quarter of 2007.

“EIG had a great second quarter. Sales were up on excellent core growth driven by our process and analytical, power and aerospace businesses together with the contribution from the Cameca, California Instruments, Advanced Industries, B&S Aircraft Parts and Vision Research acquisitions. Operating margins expanded 70 basis points, benefiting from the top-line growth as well as from operational excellence improvements,” said Mr. Hermance.

Electromechanical Group (EMG)
For the second quarter of 2008, EMG sales were $305.7 million, a 29% increase over the same period of 2007. Operating income of $53.1 million was up 21% from the $43.7 million recorded in the same period of 2007. Operating margins for the quarter were 17.4%, as compared with 18.4% in the second quarter of 2007.

“EMG also had a great second quarter. Sales were up on solid core growth and the contributions from the acquisitions of Reading Alloys, Umeco Repair and Overhaul, Drake Air, Motion Control Group, Hamilton Precision Metals, and Seacon Phoenix. Operating income increased as a result of the increased volume and our operational excellence initiatives,” commented Mr. Hermance.

2008 Outlook
“Given the strong conditions in our key markets and the solid second quarter results, we are raising our earnings estimate for the year from our previous guidance of $2.42 to $2.47 per diluted share, to approximately $2.50 to $2.54 per diluted share, an increase of 18% to 20% over the 2007 level of $2.12 per diluted share. Revenue is estimated to be up approximately 20% over 2007,” commented Mr. Hermance.

“Our third quarter 2008 sales are expected to be up approximately 20% from last year’s third quarter. We expect third quarter earnings to be approximately $0.61 to $0.63 per diluted share, an increase of 15% to 19% over last year’s third quarter level of $0.53 per diluted share,” concluded Mr. Hermance.

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AMETEK ACHIEVES RECORD SECOND QUARTER RESULTS

Non-GAAP Measures
Non-GAAP measures used in this release regarding the financial results excluding the charge related to the accelerated vesting of restricted stock have been provided as the Company is aware that investors will use this information in evaluating the Company.

Conference Call
AMETEK, Inc. will Web cast its Second Quarter 2008 investor conference call on Monday, July 21, 2008, beginning at 8:30 AM ET. The live audio Web cast will be available at www.ametek.com/investors and at www.streetevents.com. The call will also be archived at www.ametek.com/investors.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $2.5 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance, are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$648,771	$519,468	$1,259,968	$1,024,751

Operating expenses:
Cost of sales, excluding depreciation (a)	437,183	350,235	848,200	693,581
Selling, general and administrative (a)	85,653	62,856	159,020	124,907
Depreciation	11,824	9,767	22,404	19,729

Total operating expenses (a)	534,660	422,858	1,029,624	838,217

Operating income (a)	114,111	96,610	230,344	186,534
Other expenses:
Interest expense	(15,328)	(10,998)	(30,462)	(21,907)
Other, net	(929)	(1,537)	(1,626)	(2,104)

Income before income taxes (a)	97,854	84,075	198,256	162,523
Provision for income taxes (a)	32,012	26,062	66,057	53,610

Net income (a)	$65,842	$58,013	$132,199	$108,913

Diluted earnings per share (a)	$0.61	$0.54	$1.23	$1.02

Basic earnings per share (a)	$0.62	$0.55	$1.25	$1.03

Weighted average common shares outstanding:
Diluted shares	107,476	107,433	107,613	107,157

Basic shares	105,950	105,665	105,946	105,395

Dividends per share	$0.06	$0.06	$0.12	$0.12

(a) The three and six month periods ended June 30, 2008 include a second quarter after-tax, non-cash charge of $7.3 million, or $0.07 per diluted share, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales:
Electronic Instruments	$343,050	$281,713	$683,425	$564,646
Electromechanical	305,721	237,755	576,543	460,105

Consolidated net sales	$648,771	$519,468	$1,259,968	$1,024,751

Income:
Segment operating income:
Electronic Instruments (b)	$78,108	$62,157	$157,297	$124,358
Electromechanical (b)	53,103	43,711	100,154	81,717

Total segment operating income (b)	131,211	105,868	257,451	206,075
Corporate administrative and other expenses (b)	(17,100)	(9,258)	(27,107)	(19,541)

Consolidated operating income (b)	$114,111	$96,610	$230,344	$186,534

(b) The three and six month periods ended June 30, 2008 include second quarter non-cash charges of $0.5 million in the Electronic Instruments Group, $0.2 million in the Electromechanical Group and $7.1 million in Corporate administrative and other expenses, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$151,659	$180,981
Receivables, net	442,566	395,631
Inventories	357,115	301,679
Other current assets	77,013	73,913

Total current assets	1,028,353	952,204

Property, plant and equipment, net	320,367	293,107
Goodwill	1,245,138	1,045,733
Other intangibles, investments and other assets	515,281	454,656

Total assets	$3,109,139	$2,745,700

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$422,083	$236,005
Accounts payable and accruals	458,354	404,745

Total current liabilities	880,437	640,750

Long-term debt	667,854	666,953
Deferred income taxes and other long-term liabilities	214,717	197,290
Stockholders’ equity	1,346,131	1,240,707

Total liabilities and stockholders’ equity	$3,109,139	$2,745,700